Exhibit 99.1

News Release

Contact:	Mark Erion
President, CEO and CSO
Metabasis Therapeutics, Inc.
(858) 622-2223

METABASIS THERAPEUTICS APPOINTS TRAN B. NGUYEN AS VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

SAN DIEGO, CA — March 2, 2009 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on the clinical development of innovative therapies to treat metabolic diseases such as hyperlipidemia and diabetes, today announced the appointment of Tran B. Nguyen as Vice President and Chief Financial Officer.

Mr. Nguyen has more than 10 years of global analytical finance experience through working on a variety of transactions, including mergers and acquisitions, initial public offerings, and add-on equity, convertible and debt offerings. Mr. Nguyen joins the Company’s senior management team and will be primarily responsible for managing the financial operations of the Company.

Mr. Nguyen was formerly a part of the Healthcare Investment Banking group of Citi Global Markets Inc. as a Vice President, where he specialized in working with large-to-small capitalization biotechnology and specialty pharmaceutical companies. Before joining Citi Global Markets, he was with Lehman Brothers Inc. holding positions of increasing responsibility, most recently as a Vice President.  Mr. Nguyen received a B.A. degree from Claremont McKenna College in 1995 and an M.B.A. degree from The Anderson School of Management at UCLA.

“We are excited to add someone of Tran’s caliber and experience to Metabasis’ senior management team,” said Dr. Mark Erion, President, Chief Executive Officer and Chief Scientific Officer.  “We believe that he will have an immediate impact on the Company as we continue to focus on the development of our two lead products, MB07811 for hyperlipidemia and MB07803 for type 2 diabetes.  Tran’s extensive investment banking experience will be very beneficial in assisting us in reaching our strategic goals and objectives.”

About Metabasis (www.mbasis.com):

Metabasis is a biopharmaceutical company using its proprietary technologies, scientific expertise and unique capabilities for targeting the liver and liver pathways to develop novel therapies to treat metabolic and other diseases. The Company has established a broad pipeline of product candidates and advanced research programs targeting large markets with significant unmet needs. Metabasis’ core area of focus is on the discovery and development of product candidates to treat metabolic diseases such as hyperlipidemia and diabetes, among others. Although not a core focus of the Company, Metabasis has also discovered and is developing product candidates indicated for the treatment of liver diseases such as hepatitis and primary liver cancer, which it now intends to license or sell. All product candidates have been developed internally using proprietary technologies.

Forward-Looking Statements:
Statements in this press release that are not strictly historical in nature constitute “forward-

-more-

looking statements.” Such statements include, but are not limited to, references to the effect of Mr. Nguyen’s hiring on Metabasis and its strategic goals and activities. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Annual Report on Form 10-Q for the quarter ended September 30, 2008 and in Metabasis’ other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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